Exhibit 10.3
RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of April 6, 2016, by and among: (i) Pacific Sunwear of California, Inc., Pacific Sunwear Stores Corp., and Miraloma Borrower Corporation, as soon to be debtors and debtors in possession (collectively, the “Debtors”) in chapter 11 cases (collectively, the “Chapter 11 Cases”) to be commenced in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); (ii) PS Holdings of Delaware, LLC - Series A and PS Holdings of Delaware, LLC - Series B, in their capacities as lenders (each, a “Consenting Term Loan Lender”) under that certain Credit Agreement dated as of December 7, 2011 (as further amended, modified, waived, or supplemented through the date hereof, the “Term Loan Agreement”); and (iii) PS Holdings Agency Corp. in its capacity as administrative agent and collateral agent (in such capacities, together with its permitted successors and assigns, the “Consenting Term Loan Agent,” together with the Consenting Term Loan Lenders, the “Consenting Term Loan Parties”) under the Term Loan Agreement. The Debtors and the Consenting Term Loan Parties, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred herein as the “Parties” and individually as a “Party.”

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), which Plan and all annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein.
THE PROPOSED TERMS AND CONDITIONS SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT ARE THE PRODUCT OF NEGOTIATIONS AMONG THE PARTIES, TOGETHER WITH THEIR RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW AND THE PROVISIONS OF THE BANKRUPTCY CODE.
RECITALS
WHEREAS, the Debtors intend to implement a restructuring of their balance sheet pursuant to the plan of reorganization attached hereto as Exhibit A (as may be amended or modified in accordance with Section 7 hereof, the “Plan”);
WHEREAS, the Debtors intend to implement the Plan;
WHEREAS, upon commencement of the Chapter 11 Cases, the Debtors will concurrently file the Plan and simultaneously therewith commence a process to solicit competing transactions (any such transaction, a “Competing Transaction”) through the approval of the agreed upon bidding procedures (attached hereto as Exhibit B, the “Bidding Procedures”), which Competing Transaction, to qualify for consideration under the Bidding Procedures, must satisfy the DIP Facility

Claims, the ABL Claims, and the Claims held by the Consenting Term Loan Parties in full in cash from the proceeds paid as part of any such Competing Transaction on the date of consummation;
WHEREAS, pursuant to the Plan and the Bidding Procedures, the Consenting Term Loan Lenders have agreed to sponsor a plan of reorganization pursuant to which a portion of their Claims will be converted into 100% of the equity in the Reorganized Debtors;
WHEREAS, to the extent the Debtors receive a Qualified Bid (as defined in the Bidding Procedures), the Debtors will conduct an Auction (as defined in the Bidding Procedures) and otherwise proceed with the Competing Transaction in accordance with the Bidding Procedures;
WHEREAS, in accordance with the Bidding Procedures, to the extent the Debtors do not receive any Qualified Bids, the Auction will be cancelled and the Debtors will move directly to confirmation of the Plan;
WHEREAS, this Agreement, the Plan, and the Bidding Procedures are the product of arm’s-length, good faith discussions among the Parties; and
WHEREAS, the Parties are prepared to perform their obligations hereunder, subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.Agreement Effective Date.
This Agreement shall be effective and binding with respect to each of the Parties at the time at which (i) the Debtors shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Term Loan Parties and (ii) the Consenting Term Loan Parties shall have executed and delivered to the Debtors counterpart signature pages of this Agreement (the “Agreement Effective Date”). After the Agreement Effective Date, the terms and conditions of the Plan and/or this Agreement may only be amended, modified, waived, or otherwise supplemented as set forth in Section 7 herein.
Section 2.    Agreement Controls.
The Plan is expressly incorporated herein and is made part of this Agreement. The Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Plan, this Agreement shall control and govern; provided that following confirmation of the Plan, solely the terms of the Plan shall control and govern.
Section 3.    Commitments Regarding the Plan.

3.01.    Commitments of the the Consenting Term Loan Parties. Subject in all respects to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof:
(a)        each of the Consenting Term Loan Parties hereby covenants and agrees, prior to the occurrence of a 363 Triggering Event (notice of which has not been rescinded), to support the Plan (including, but not limited to, the approval of the Bidding Procedures, any Competing Transaction (so long as it is qualified per the terms of the Bidding Procedures), and the solicitation, confirmation, and consummation of the Plan, as may be applicable), and to execute and deliver any other documents or agreements reasonably required to effectuate and consummate the Plan, including the Definitive Documents (as defined herein);
(b)        each of the the Consenting Term Loan Parties hereby covenants and agrees, prior to the occurrence of a 363 Triggering Event (notice of which has not been rescinded), that it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement) of the Plan; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, disposition of assets, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan; or (iv) seek, solicit, support, encourage, vote, or cause to be voted its Claims in support of, consent to, or encourage any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for any of the Debtors other than the Plan;
(c)        each of the Consenting Term Loan Parties hereby covenants and agrees, prior to the occurrence of a 363 Triggering Event (notice of which has not been rescinded), to (i) disclose to the Company on the Agreement Effective Date all Claims on account of principal and interest obligations outstanding as of the date of this Agreement that it holds, controls, or has the ability to control, against the Debtors; (ii) subject to the receipt by the Consenting Term Loan Parties of a Disclosure Statement consistent with this Agreement, timely vote or cause to be voted all Claims against the Debtors that it holds, controls, or has the ability to control, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan upon Bankruptcy Court approval of the Disclosure Statement and solicitation of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code; (iii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that, subject to all remedies available to the Debtors at law, equity or otherwise, such vote may, upon written notice to the Debtors, the Consenting Term Loan Parties, be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Term Loan Parties at any time following a Consenting Term Loan Parties Termination Event (as defined herein) or 363 Triggering Event; (iv) take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Plan, and to refrain from taking any action that would in any material respect interfere with, delay, or postpone the effectuation of the restructuring transactions contemplated by this Agreement and the Plan; (v) support and consummate the transactions contemplated under this Agreement and the Plan; and (vi) furnish prompt written notice (and in any event within three (3) business days of such actual knowledge) to the other Parties if the Consenting Term Loan Parties know of a breach by any of the Consenting Term Loan Parties in any respect of any of the obligations, representations, warranties, or covenants of the Consenting Term Loan Parties set forth in this Agreement; and
(d)    each of the Consenting Term Loan Parties hereby covenants and agrees that, after the occurrence of a 363 Triggering Event (notice of which has not been rescinded), if any, to take all actions reasonably necessary to credit bid some or all of their Term Loan Claims, which credit bid would be consummated outside of a chapter 11 plan pursuant to sale under section 363 of the Bankruptcy Code (a “363 Sale”) and shall not, directly or indirectly: (i) engage in any legal proceeding to object to, or interfere with the implementation of the Restructuring pursuant to the 363 Sale; (ii) pursue or initiate or have initiated on its behalf, any litigation or proceeding of any kind to foreclose on any collateral; or (iii) encourage any entity to undertake any action set forth in the foregoing clauses (i) and (ii).
3.02.    Rights of Consenting Term Loan Parties Unaffected. This Agreement, including the foregoing provisions of Section 3.01 will not (A) limit the rights of the Consenting Term Loan Parties to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and/or the terms of the Plan, and, other than as a result of actions or omissions any such Consenting Term Loan Party takes or does not take in good faith to enforce its rights under this Agreement and/or the terms of the Plan, do not hinder, delay, or prevent consummation of the Plan; and (B) prohibit the Consenting Term Loan Parties from appearing in proceedings for the purpose of contesting whether any matter or fact is or results in a breach of, or is inconsistent with, this Agreement (so long as such appearance is not solely for the purpose of hindering or intending to hinder, the Plan) or for the purpose of taking such action as may be necessary in the discretion of such Consenting Term Loan Party to protect such Consenting Term Loan Party’s interests upon such breach; provided, further that the Parties hereby reserve their rights to oppose such relief; provided, further that except as expressly provided herein, this Agreement and all communications and negotiations among the Consenting Term Loan Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to the Consenting Term Loan Parties’ rights and remedies and the Consenting Term Loan Parties hereby reserve all claims, defenses, and positions that they may have with respect to each other and/or the Debtors in the event the Plan is not consummated or this Agreement terminates.
3.03.    Obligations of the Debtors.
(a)        Affirmative Covenants. Subject in all respects to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Debtors covenants and agrees to:
(i)    commence the Chapter 11 Cases on or before April 14, 2016 (the “Petition Date”);

(ii)    file with the Bankruptcy Court on the Petition Date the Plan and the Disclosure Statement and motion to approve the Disclosure Statement, which Plan shall be in the form attached hereto and which Disclosure Statement shall be acceptable in form and substance to each of the Consenting Term Loan Parties;
(iii)    (A) support and take all actions reasonably necessary or requested by the Consenting Term Loan Parties to facilitate the solicitation, confirmation, and consummation of the Plan or, from and after the occurrence of a 363 Triggering Event (as defined below), the 363 Sale (as defined below); (B) not take any action or commence or continue any proceeding that is inconsistent with, or that would delay or impede the solicitation, confirmation, or consummation of the Plan or the 363 Sale, as applicable; and (C) support the payment, release, exculpation, and injunction provisions set forth in the Plan or the 363 Sale, as applicable;
(iv)    file with the Bankruptcy Court on the Petition Date a motion seeking approval of the Bidding Procedures (the “Bidding Procedures Motion”), which Bidding Procedures Motion shall be consistent with the terms of this Agreement, acceptable in form and substance to each of the Consenting Term Loan Parties, and distributed to the respective legal and financial advisors for the Consenting Term Loan Parties at least five (5) days in advance of filing so as to afford the opportunity to comment and review in advance of any filing thereof
(v)    file with the Bankruptcy Court on the Petition Date a motion seeking approval of and authority to enter into the DIP Facility (the “DIP Motion”), which DIP Motion shall be consistent with the terms of this Agreement, acceptable in form and substance to each of the Consenting Term Loan Parties, and distributed to the respective legal and financial advisors for the Consenting Term Loan Parties at least five (5) days in advance of filing so as to afford the opportunity to comment and review in advance of any filing thereof;
(vi)    obtain a Bankruptcy Court order approving the DIP Motion on an interim basis that is consistent with the terms of this Agreement and acceptable in form and substance to each of the Consenting Term Loan Parties (the “Interim DIP Order”) within three (3) business days of the Petition Date;
(vii)    obtain a Bankruptcy Court order approving the DIP Motion on a final basis that is consistent with the terms of this Agreement and acceptable in form and substance to each of the Consenting Term Loan Parties (the “Final DIP Order”) within thirty (30) days of the date of entry of the Interim DIP Order;
(viii)    obtain a Bankruptcy Court order approving the Bidding Procedures Motion that is consistent with the terms of this Agreement and acceptable in form and substance to each of the Consenting Term Loan Parties (the “Bidding Procedures Order”) within thirty-five (35) days of the Petition Date;

(ix)    comply with the the Bidding Procedures Order in all material respects;
(x)    obtain a Bankruptcy Court order approving the Disclosure Statement and authorizing the Debtors to commence solicitation of the Plan, which order shall be consistent with the terms of this Agreement and acceptable in form and substance to each of the Consenting Term Loan Parties in their respective sole discretion (the “Disclosure Statement Order”) within fifty (50) days of the Petition Date;
(xi)    commence solicitation of votes on the Plan or the Competing Transaction (if such Competing Transaction is in the form of a modified plan), (a) if the Term Loans Lenders are the Winning Bidder, no later than five (5) business days after the later of (I) the selection of the Winning Bidder and (II) entry of the Disclosure Statement Order, and (b) if the Term Loan Lenders are not the Winning Bidder, no later than fourteen (14) days after the selection of the Winning Bidder, provided, for the avoidance of doubt, that if there are no Qualified Bids, the Consenting Term Loan Lenders shall be deemed the Winning Bidder;
(xii)    if a Competing Transaction is the Winning Bidder and is in the form of a 363 Sale, obtain a Bankruptcy Court order approving such sale within five (5) business days after the auction and close such sale within fifteen (15) calendar days after the entry of such order;
(xiii)    obtain a Bankruptcy Court order confirming the Plan, including the settlements provided therein, which order shall be consistent with the terms of this Agreement and acceptable in form and substance to each of the Consenting Term Loan Parties in their respective sole discretion (the “Confirmation Order”), within one hundred and twenty (120) days of the Petition Date;
(xiv)    consummate the Plan within one hundred forty (140) days after the Petition Date;
(xv)    provide draft copies of all material motions, applications, orders, agreements, and other documents the Debtors intend to file with the Bankruptcy Court to counsel to the Consenting Term Loan Parties no later than two (2) business days prior to the date the Debtors intend to file any such motion, application, order, agreement, or other document (except where not reasonably practicable) and consult in advance in good faith with the counsel to the Consenting Term Loan Parties regarding the form and substance of any such proposed filing; provided, however, that the obligations under this paragraph (xv) shall in no way alter or diminish any right expressly provided to any Consenting Term Loan Party under this Agreement to review, comment on, and/or consent to the form and/or substance of any document;
(xvi)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee; (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (C) dismissing the Chapter 11 Cases; (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization; or (E) objecting to the Consenting Term Loan Parties’ Claims;
(xvii)    provide the Consenting Term Loan Parties’ advisors (A) reasonable access during normal business hours to the Debtors’ books, records and facilities, (B) reasonable access to the Debtors’ respective management and advisors (to the fullest extent possible under applicable law), (C) timely responses to all reasonable requests for information, recognizing that the Debtors’ priority is to manage and preserve the Debtors’ business, provided that nothing herein shall be deemed or construed to create any due diligence condition with respect to this Agreement and the Plan or to constitute or require a waiver of any privilege, and (D) reasonable information with respect to all of the Debtors’ executory contracts and unexpired leases for the purposes of (1) consulting with the Debtors and their advisors regarding which executory contracts and unexpired leases the Debtors intend to assume, assume and assign, or reject in the Chapter 11 Cases and (2) concluding, in consultation with the Debtors and their advisors, which executory contracts and unexpired leases are to be assumed, assumed and assigned, or rejected pursuant to the Plan;
(xviii)    to the extent not otherwise paid (including pursuant to the Interim DIP Order or the Final DIP Order), indefeasibly pay in full in cash all out of pocket, reasonable and documented fees and expenses (including attorney and advisor fees and expense) of the Consenting Term Loan Parties;
(xix)    comply in all material respects with the covenants contained in the DIP Facility; and
(xx)    furnish prompt written notice (and in any event within three (3) business days of such actual knowledge) to the Consenting Term Loan Parties if the Debtors know or should know of a breach by any Debtor in any respect of any of the obligations, representations, warranties, or covenants of the Debtors set forth in this Agreement.
(b)        Negative Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Debtors shall not, and shall not directly or indirectly permit any entity to:
(i)    modify the Plan, in whole or in part, in a manner that is inconsistent with the terms of this Agreement;
(ii)    take any action that is inconsistent with this Agreement, or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of the Plan or the 363 Sale, as applicable;

(iii)    withdraw or revoke the Plan or the 363 Sale, as applicable or publicly announce its intention not to pursue the Plan or the 363 Sale, as applicable;
(iv)    take any action challenging the amount and/or validity of the Claims of any Consenting Term Loan Party (including any Claims for interest, premiums, fees, and expenses); the validity, enforceability, and/or perfection of the liens held by any Consenting Term Loan Party; or the rights of the Consenting Term Loan Parties to credit bid some or all of their Claims arising under the Term Loan Agreement;
(v)    file any motion, pleading, or other Definitive Document with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent in any material respect with this Agreement (including with respect to any consent right provided under this Agreement);
(vi)    move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of a material executory contract or unexpired lease without the consent of the Consenting Term Loan Parties;
(vii)    amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;
(viii)    without the written consent of the Consenting Term Loan Parties, acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) (A) any corporation, partnership, limited liability company, joint venture, or other business organization or division or (B) assets of the Debtors, other than in the ordinary course of business consistent with past practices;
(ix)    incur any capital expenditures in excess of the amounts permitted under the DIP Facility;
(x)    incur or suffer to exist any indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, payables for goods and services, and liabilities arising and incurred in the ordinary course of business, and indebtedness arising under the DIP Facility; or
(xi)    incur any liens or security interests, except as permitted under the DIP Facility.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any Debtor from taking or failing to take any action that it is obligated to take (or not take, as the case may be) in the performance of any fiduciary duty or as otherwise required by applicable law which such Debtor owes to any other person or entity under applicable law (as reasonably determined by such Debtor in good faith upon advice of legal counsel); provided, that it is agreed that any such action that results in a Termination Event hereunder shall be subject to the provisions set forth in Sections 6.01 and 6.03 hereto. Each of the Debtors represents to the Consenting Term

Loan Parties (without giving consideration or effect to the immediately preceding sentence) that as of the Agreement Effective Date, based on the facts and circumstances actually known by the Debtors as of the Agreement Effective Date, the Debtors’ entry into this Agreement is consistent with all of the fiduciary duties of each of the Debtors.

3.04.    Definitive Documents.
Each Party hereby covenants and agrees, severally and not jointly, to the extent applicable, to (a) negotiate in good faith each of the documents and any amendments or modifications thereto (or the forms thereof, as applicable) implementing, achieving, and relating to the Plan, including without limitation, (i) the Disclosure Statement, (ii) the Disclosure Statement Order, (iii) the credit agreement providing for the DIP Facility, (iv) the Interim DIP Order; (v) the Final DIP Order; (vi) the Bidding Procedures Motion, (vii) the Bidding Procedures Order, (viii) the Plan Supplement, and (ix) the proposed order approving and confirming the Plan, including the settlements described therein (the “Confirmation Order”) (collectively, the “Definitive Documents”), which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement; and (b) execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents.
3.05.    Investment Manager Limitation.
The obligations of any Consenting Term Loan Lender are limited to, in the case of investment advisors, the Claims controlled by such investment manager in the funds or accounts it manages.
Section 4.    Triggering Events/Termination
4.01.    363 Events. The occurrence of any of the following events (a “363 Event”):

(a)	The Debtors fail to obtain entry of the Bidding Procedures Order within thirty‑five (35) days of the Petition Date;

(b)	The Debtors fail to obtain entry of the Disclosure Statement within fifty (50) days of the Petition Date;

(c)
The filing of any motion or other request for relief seeking (i) to voluntarily dismiss any of the Chapter 11 Cases, (ii) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (iii) appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases; or

(d)	The Debtors’ exclusive right to file a plan under section 1121 of the Bankruptcy Code is terminated pursuant to a Final Order or expires.

4.02.    Company’s Obligations after a 363 Triggering Event. After the occurrence of a 363 Event, the Consenting Term Loan Parties may, in their sole discretion, deliver notice to the Debtors of such occurrence. The Debtors’ receipt of such a notice is a “363 Triggering Event.” Upon the occurrence of a 363 Triggering Event, the Debtors agree that, unless the Consenting Term Loan Parties rescind the notice provided in connection therewith, they shall negotiate in good faith a 363 Sale with the Consenting Term Loan Parties and shall seek to take all actions reasonably necessary to facilitate a 363 Sale, pursuant to which the Consenting Term Loan Parties would credit bid some or all of their Claims arising under the Term Loan Agreement for substantially all of the Debtors’ assets. If, at the time of the 363 Triggering Event, the Bankruptcy Court has already approved bidding procedures consistent with the foregoing, the Debtors shall conduct an auction to determine if there are higher and better bids than the Consenting Term Loan Lenders’ 363 Sale and shall seek approval of the results of such auction as soon as permitted under any order approving such procedures.
4.03.    Implementation of 363 Sale Upon Occurrence of a 363 Triggering Event. Upon the occurrence of a 363 Triggering Event (unless and until any notice giving rise to such 363 Triggering Event is rescinded by the Consenting Term Loan Parties), the Consenting Term Loan Parties shall no longer have any obligation to the Debtors to support the Plan; provided, however, that the Consenting Term Loan Parties shall remain obligated to support a 363 Sale pursuant to Section 3.01(d) of this Agreement.
Section 5.    Representations and Warranties.
5.01.    Mutual Representations and Warranties. Subject to Section 3.05 hereof, each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party (to the extent applicable), as of the Agreement Effective Date, as follows (each of which is a continuing representation, warranty, and covenant):
(c)        it is validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;
(d)        except as expressly provided in this Agreement, it has all requisite direct or indirect power and authority to enter into this Agreement and to carry out the Plan contemplated by, and perform its respective obligations under, this Agreement;
(e)        the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part and no consent, approval, or action of, filing with, or notice to any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement; and
(f)        it has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereof.
Section 6.    Termination Events.
6.01.    Consenting Term Loan Party Termination Events. Any Consenting Term Loan Party may terminate its obligations and liabilities under this Agreement upon three (3) days prior written notice to the other Parties delivered in accordance with Section 9.12 hereof, upon the occurrence and continuation of any of the following events (each, a “Consenting Term Loan Party Termination Event”), provided that any termination must be effectuated by written notice provided to the other Parties not later than five (5) business days after the date on which such Consenting Term Loan Party first has actual knowledge of the occurrence of the Consenting Term Loan Party Termination Event:
(a)        the breach by the Debtors of any of their covenants, obligations, representations, or warranties under Section 3.03 or Section 4 that remains uncured for five (5) days after the receipt by the breaching Party of written notice of such breach;
(b)        the Plan is amended or otherwise modified so as to be materially inconsistent with this Agreement or otherwise without the consent of the Consenting Term Loan Parties;
(c)        the termination of or occurrence of an event of default (as defined in the applicable agreement) under the DIP Facility, which shall not have been cured within any applicable grace periods or waived pursuant to the terms of the DIP Facility;
(d)        the Debtors challenge, or any party in the Chapter 11 Cases is granted standing to challenge, the amount and/or validity of the Claims of any Consenting Term Loan Party or the validity, enforceability, and/or perfection of the Liens held by any Consenting Term Loan Party;
(e)        the Debtors’ License Agreements (as defined in the Plan) are terminated by either the Debtors or the counterparties thereto or are determined by Final Order of the Bankruptcy Court (or other court of competent jurisdiction) to be incapable of assumption and/or assumption and assignment;
(f)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Plan in a way that cannot be reasonably remedied by the Debtors or would have a material adverse effect on consummation of the Plan;
(g)        the Bankruptcy Court enters an order (i) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee in any of the Chapter 11 Cases; (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases;
(h)        the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code; and

(i)        exercise by any of the Debtors of its “fiduciary out” as debtors-in-possession as provided for in Section 3.03 of this Agreement.
6.02.    Debtor Termination Events. The Debtors may terminate their obligations and liabilities under this Agreement upon three (3) days prior written notice to the other Parties delivered in accordance with Section 9.12 hereof, upon the occurrence of any of the following events (each, a “Debtor Termination Event” and together with the Consenting Term Loan Party Termination Events, the “Termination Events,” and each a “Termination Event”), provided that any termination must be effectuated by written notice provided to the other Parties not later than five (5) business days after the date on which the Debtors first have actual knowledge of the occurrence of the Debtor Termination Event:
(a)        the breach by any of the Consenting Term Loan Parties of any of their covenants, obligations, representations, or warranties under Section 3.03 or Section 4 that remains uncured for five (5) days after the receipt by the breaching Party of written notice of such breach;
(b)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Plan (taken as a whole); or
(c)        the reasonable determination by the board of directors (or similar body) of any of the Debtors, made in good faith and upon advice of outside counsel, that proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties.

6.03.    Effect of Termination.
(a)        Upon any termination of this Agreement by any Party under Section 6.01 or 6.02, (i) this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and the Plan, including without limitation, any obligation of the terminating Consenting Term Loan Party, to support, consent, vote for, agree to, or not object to any provision in the Plan, to waive, release, or limit any of such Consenting Term Loan Party’s Claims against the Debtors or any other entity or person, and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement; and (ii) any and all consents and ballots tendered by the Consenting Term Loan Parties prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Agreement or otherwise and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Debtors allowing such change or resubmission). Notwithstanding any provision in this Agreement to the contrary, any claim for breach of this Agreement that accrued prior to the date of a Party’s termination or termination of this Agreement (as the case may be) and all rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.
(b)        Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such Party (in any capacity in which it is Party to this Agreement) is in breach of any provision hereof.
(c)        Notwithstanding any provision in this Agreement to the contrary, the non‑breaching Consenting Term Loan Parties and the Debtors may each agree to continue to be bound by the terms of this Agreement notwithstanding such breach.
(d)        Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.03 shall prohibit any non-breaching Party from seeking enforcement of any rights under this Agreement with respect to the period prior to the occurrence of the Termination Date.
6.04.    Termination Upon Consummation of the Plan. This Agreement shall terminate automatically without any further required action or notice upon the consummation of the Plan.
6.05.    Waiver of Right to Terminate. If a Party fails to provide notice as required under Section 5.01 or 5.02 within ten (10) business days after such Party becomes aware of the occurrence of an applicable Termination Event, such Party shall be deemed to have waived the right to terminate this Agreement on account of such Termination Event.
Section 7.    Amendments.
This Agreement, the Plan, the Definitive Documents, or any annexes thereto may not be modified, amended, or supplemented, nor may any terms and conditions hereof or thereof be waived, without the prior written consent of the Debtors and each of the Consenting Term Loan Parties.

Section 8.    No Solicitation.
Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or any chapter 11 plan or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
Section 9.    Miscellaneous.
9.01.    Claim Resolution Matters. Prior to the entry of the Confirmation Order and the effective date of any transactions contemplated thereby or under the Plan, the Company shall not enter into any agreements relating to the allowance, estimation, validity, extent, or priority of prepetition Claims, or the treatment and classification of such prepetition Claims under the Plan, with any holders of prepetition Claims, other than the Consenting Term Loan Parties and the Holders of ABL Claims, without the prior written consent of the Consenting Term Loan Parties, except with respect to claims that the Company is authorized to resolve or pay pursuant to any applicable first day orders, the form of which was approved by the Consenting Term Loan Parties.
9.02.    Assignment, Transfer Restrictions.
(a)        Each Consenting Term Loan Lender hereby agrees, severally and not jointly, for so long as this Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Claim against or Interest in the Debtor unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a joinder in the form of Exhibit C hereto (“Joinder”) to the Parties within three (3) Business Days of the execution of an agreement (or trade confirmation) in respect of the relevant transfer. Upon execution of the Joinder, the transferee shall be deemed to be a Consenting Term Loan Lender for purposes of this Agreement.
(b)        Any sale, assignment, transfer, hypothecation or other disposition (including by participation) of any Claim or Interest that does not comply with the procedures set forth in Section 9.02(a) of this Agreement shall be deemed void ab initio.
(c)        Any person that receives or acquires a portion of a Claim or Interest of a Consenting Term Loan Party pursuant to a sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Claim or Interest by a Consenting Term Loan Party hereby agrees to be bound by all of the terms of this Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”) by executing and delivering a Joinder. The Joining Party shall thereafter be deemed to be a Consenting Term Loan Lender for all purposes under this Agreement.
9.03.    Access. The Debtors will afford the Consenting Term Loan Parties and their attorneys, consultants, accountants, and other authorized representatives reasonable access to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Debtors.

9.04.    Further Assurances. Subject to the other terms hereof, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Plan in accordance with this Agreement.
9.05.    Complete Agreement. This Agreement, exhibits, and the annexes hereto, including the Plan, represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement, exhibits, and annexes hereto shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.
9.06.    Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit, or any legal or equitable right, remedy, or claim under this Agreement.
9.07.    Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
9.08.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding the foregoing consent to New York jurisdiction, after the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
9.09.    Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.
9.10.    Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
9.11.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.
9.12.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by hand delivery, electronic mail, courier, or overnight delivery (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):
(a)    if to the Debtors, to:
Pacific Sunwear of California, Inc.
3459 E. Miraloma Ave
Anaheim, California 92806
Attention: Craig Gosselin
E-mail address: cgosselin@pacificsunwear.com

with copy (which shall not constitute notice) to:
Klee, Tuchin, Bogdanoff & Stern LLP
1999 Avenue of the Stars, 39th Floor
Los Angeles, California 90067
Attention: Michael L. Tuchin
E-mail addresses: mtuchin@ktbslaw.com

(b)    if to the Consenting Term Loan Parties,     to:
c/o PS Holdings of Delaware, LLC - Series A
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Attn: Stephen Oetgen, P.C.
E-mail address: soetgen@goldengatecap.com
and
c/o PS Holdings of Delaware, LLC - Series B
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Attn: Stephen Oetgen, P.C.
E-mail address: soetgen@goldengatecap.com

with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Joshua A. Sussberg, P.C.
E-mail address: jsussberg@kirkland.com

- and -

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attn: Melissa N. Koss
E-mail address: melissa.koss@kirkland.com
Any notice given by hand delivery, electronic mail, mail, or courier shall be effective when received.
9.13.    Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of each of the Consenting Term Loan Parties to protect and preserve its rights, remedies, and interests, including, without limitation, its Claims against or interests in the Debtors and the rights of the Debtors in connection therewith. If the Plan is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
9.14.    Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
9.15.    Remedies. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.
9.16.    Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms against the Parties. It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled solely to specific performance and injunctive or other equitable relief as a remedy of any such breach.
9.17.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

9.18.    Automatic Stay. The Parties agree and acknowledge that the giving of notice or termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code. The Debtors waive any rights to assert that the exercise of such rights violate the automatic stay, or any other provisions of the Bankruptcy Code.
9.19.    Settlement Discussions. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.
9.20.    Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described herein, the Plan and the Definitive Documents shall be due or paid to any Party for its agreements hereunder.
[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective and duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
By: ____________________________________
Name: Craig E. Gosselin
Title: Senior Vice President, Secretary, General Counsel, and Human Resources

PACIFIC SUNWEAR STORES CORP.
By: ____________________________________
Name: Craig E. Gosselin
Title: President and Secretary

MIRALOMA BORROWER CORPORATION
By: ____________________________________
Name: Craig E. Gosselin
Title: President and Secretary

PS HOLDINGS AGENCY CORP., as Consenting Term Loan Agent
By: ____________________________________
Name: __________________________________
Title: ___________________________________

PS HOLDINGS OF DELAWARE, LLC - SERIES A AND PS HOLDINGS OF DELAWARE, LLC - SERIES B, as
Consenting Term Loan Lenders

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Exhibit A
Plan

Exhibit B
Bidding Procedures

Exhibit D
Joinder

JOINDER AGREEMENT

The undersigned (“Joining Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [____________], 2016 (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), by and among (i) Pacific Sunwear of California, Inc., Pacific Sunwear Stores Corp., and Miraloma Borrower Corporation (collectively, the “Debtors”), (ii) PS Holdings of Delaware, LLC - Series A and PS Holdings of Delaware, LLC - Series B, in their capacities as lenders under that certain Credit Agreement dated as of December 7, 2011 (together with their respective successors and permitted assigns, the “Consenting Term Loan Lenders”) and (iii) PS Holdings Agency Corp. in its capacity as administrative agent and collateral agent under that certain Credit Agreement dated as of December 7, 2011.
1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Restructuring Support Agreement. The Joining Party shall hereafter be deemed to be a “Consenting Term Loan Lender” and a “Party” for all purposes under the Restructuring Support Agreement.
2.    Representations and Warranties. With respect to the aggregate principal amount of Term Loan Claims set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Consenting Term Loan Lenders set forth in Section 5 of the Restructuring Support Agreement to each other Party.
3.    Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.
* * * * *
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.
Name of Joining Party:

By:
Name:

Title:

Principal Amount of Term Loan Claims Held: $__________________
Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention: